UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VERTRUE INCORPORATED

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News Release
Vertrue Proceeding with OEP/Oak Investment Partners/Rho Ventures V Merger After ``Go-Shop’’ Process Ends
NORWALK, Conn.—(BUSINESS WIRE)—April 19, 2007—Vertrue Incorporated (Nasdaq: VTRU), a premier Internet direct marketing services company, announced today that the “go-shop” process conducted on Vertrue’s behalf by FTN Midwest Securities Corp. (FTN), the independent financial advisor to the special committee of the board of directors of Vertrue (the Special Committee), has ended. During the process, Vertrue did not receive any proposal that could reasonably be expected to result in a proposal superior to the definitive merger agreement announced on March 22, 2007 with an investor group consisting of One Equity Partners, Oak Investment Partners and Rho Ventures V (the Merger). Under the terms of the merger agreement, stockholders will be paid $48.50 per share following the closing. The Merger is subject to receipt of stockholder approval and required regulatory approvals, as well as satisfaction of other customary closing conditions. There is no financing condition to the Merger.
Under the terms of the merger agreement, Vertrue had the right to solicit other proposals through 12:01 a.m. on April 16, 2007. The Vertrue board, acting through the Special Committee, with the assistance of FTN, solicited interest from 20 potential purchasers, including marketing companies (online and offline), Internet companies, advertisement agencies, and publishing and media companies.
Vertrue and the investor group are continuing their efforts to complete the Merger. Vertrue and the investor group have received the approval of early termination of the waiting period from the Federal Trade Commission under the Hart-Scott-Rodino Act, as amended. In addition, Vertrue and the investor group have filed a request for approval with Office of the Superintendent of Financial Institutions in Canada (under the Bank Act of Canada) and have submitted filings with Canadian Competition Bureau (under the Competition Act (Canada)), which are not expected to impact the timing of closing the Merger. Vertrue currently expects to hold its special meeting of stockholders to consider and vote on the Merger in the summer on a date to be determined after the U.S. Securities and Exchange Commission (SEC) review of the preliminary proxy statement relating to the Merger.
ABOUT VERTRUE
Vertrue Incorporated is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse Internet marketing channels. Vertrue is headquartered in Norwalk, Conn.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue Incorporated to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of Vertrue and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006. Risks and uncertainties relating to the proposed transaction include the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger of Vertrue with Velo Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Velo Holdings Inc., a Delaware corporation, Vertrue will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of Vertrue. BEFORE MAKING ANY VOTING DECISION, VERTRUE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Vertrue’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Vertrue’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Vertrue Incorporated, Attn. Legal Department, 20 Glover Avenue, Norwalk, CT 06850, telephone: (203) 324-7635, or from Vertrue’s website, www.vertrue.com.
PARTICIPANTS IN SOLICITATION
Vertrue and its directors and officers may be deemed to be participants in the solicitation of proxies from Vertrue’s stockholders with respect to the Merger. Information about Vertrue’s directors and executive officers and their ownership of Vertrue’s common stock is set forth in the proxy statement for Vertrue’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on October 12, 2006. Stockholders may obtain additional information regarding the interests of Vertrue and its directors and executive officers in the Merger, which may be different than those of Vertrue’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
CONTACT: Investors:
Gary A. Johnson, 203-324-7635

SOURCE: Vertrue Incorporated